Exhibit 5.0




                                  May 18, 1998



Profile Technologies, Inc.
1077 Northern Blvd.
New York, NY   11576

                     Re: Registration Statement on Form S-3
                         ----------------------------------

Gentlemen:

     This firm has represented Profile Technologies, Inc., a Delaware corporation (the "Company") in connection with its proposed offering by selling shareholders of approximately 355,000 shares of Common Stock, $.001 par value (the "Shares"), pursuant to a Registration Statement on Form S-3. In connection with such representation, we have reviewed the Company's certificate of incorporation, bylaws, minute books and the applicable laws of the State of Delaware.

     Based on such review, we are of the opinion that the shares to be issued to the selling shareholders pursuant to warrant exercise identified in the registration statement will be fully paid and non-assessable when issued if such exercise occurs in the manner prescribed in such warrants.

     We hereby consent to the reference to our firm under the heading "LEGAL OPINIONS" in the Registration Statement on Form S-3 and the related Prospectus and to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.


                                            Very truly yours,

                                            ALLEN G. REEVES, P.C.



                                            By:  /s/  Allen G. Reeves
                                                 -------------------------------
                                                      Allen G. Reeves

AGR:nms